EXHIBIT 99.2
GREEN DOT CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
On February 28, 2017, Green Dot Corporation ("we," "us" and "our" refer to Green Dot Corporation) completed the purchase ("Purchase") of all the limited liability company interests of UniRush, LLC ("UniRush"), as previously announced.
The following unaudited pro forma condensed combined financial statements (the "Statements") are based on our historical financial statements and UniRush's historical financial statements after giving effect to the Purchase using the acquisition method of accounting and the related debt financing of $95.0 million consisting of borrowings of $75.0 million under our existing revolving line of credit and the issuance of short-term promissory notes with an aggregate principal amount of $20.0 million.
The Statements reflect the following:

•
Unaudited pro forma condensed combined balance sheet as of December 31, 2016 combines our historical consolidated balance sheet as of December 31, 2016 with UniRush's historical balance sheet as of December 31, 2016, giving effect to the Purchase as if it had been completed on December 31, 2016.

•
Unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 combines our historical consolidated statement of operations for the year ended December 31, 2016 with UniRush’s historical statement of operations for the year ended December 31, 2016, giving effect to the Purchase as if it had been completed on January 1, 2016.

•
Pro forma adjustments that are (1) directly attributable to the Purchase, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing effect on our combined results of operations. The Statements do not include any adjustments for any restructuring activities, operating efficiencies or cost savings.

•
Our preliminary estimates of the purchase price allocation to the assets acquired and liabilities assumed are based on their estimated fair values using currently available information and assumptions by management. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measure. Accordingly, the pro forma adjustments are preliminary, have been made solely for the purpose of providing the Statements, and are subject to revision based on a final determination of fair value as of the date of the Purchase. Upon completion of purchase accounting, we may make additional adjustments, and the valuations for the assets acquired and liabilities assumed could change significantly from those used in the Statements.

The Statements are presented for illustrative purposes only and are not necessarily indicative of our combined financial position or combined results of operations that would have been reported had the Purchase occurred on the dates indicated, nor do they represent a forecast of our combined financial position or combined results of operations at any future date or any future period.
The Statements, including the notes thereto, should be read in conjunction with:

•	Our Annual Report on Form 10-K for the year ended December 31, 2016.

•	UniRush’s audited historical financial statements as of and for the year ended December 31, 2016 included as Exhibit 99.1 to this Current Report on Form 8-K/A.

GREEN DOT CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
DECEMBER 31, 2016

	Historical		Pro Forma
	Green Dot Corporation	UniRush	Adjustments		Combined
	(In thousands)
Assets
Current assets:
Unrestricted cash and cash equivalents	$732,676	$24,559	$(59,464)	(1)	$697,771
Investment securities available-for-sale, at fair value	46,686	—	—		46,686
Settlement assets	137,083	—	—		137,083
Accounts receivable, net	40,150	6,014	—		46,164
Prepaid expenses and other assets	56,841	4,503	—		61,344
Total current assets	1,013,436	35,076	(59,464)		989,048
Investment securities, available-for-sale, at fair value	161,740	—	—		161,740
Loans to bank customers, net of allowance for loan losses	6,059	—	—		6,059
Property and equipment, net	82,621	4,442	—		87,063
Goodwill and intangible assets	451,051	15,558	137,557	(2)	604,166
Prepaid expenses and other assets	25,437	157	—		25,594
Total assets	$1,740,344	$55,233	$78,093		$1,873,670
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other liabilities	$151,498	$19,160	$4,188	(3)	$174,846
Deposits	737,414	—	—		737,414
Settlement and customer obligations	50,920	—	—		50,920
Notes payable	20,966	3,618	91,382	(4)	115,966
Total current liabilities	960,798	22,778	95,570		1,079,146
Notes payable	79,720	10,930	(10,930)	(4)	79,720
Other liabilities	16,093	1,480	14,000	(3)	31,573
Total liabilities	1,056,611	35,188	98,640		1,190,439

Stockholders’ equity:
Common stock	51	—	—		51
Additional paid-in capital	358,155	25,109	(25,109)	(5)	358,155
Retained earnings (accumulated deficit)	325,708	(5,064)	4,562	(5)	325,206
Accumulated other comprehensive income	(181)	—	—		(181)
Total stockholders’ equity	683,733	20,045	(20,547)		683,231
Total liabilities and stockholders’ equity	$1,740,344	$55,233	$78,093		$1,873,670

GREEN DOT CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2016

	Historical		Pro Forma
	Green Dot Corporation	UniRush	Adjustments		Combined
	(In thousands, except per share data)
Operating revenues:
Card revenues and other fees	$337,821	$65,783	$(2,457)	(6)	$401,147
Cash transfer revenues	184,342	—	—		184,342
Interchange revenues	196,611	40,231	—		236,842
Total operating revenues	718,774	106,014	(2,457)		822,331
Operating expenses:
Sales and marketing expenses	249,096	28,725	(2,457)	(6)	275,364
Compensation and benefits expenses	159,456	29,871	—		189,327
Processing expenses	107,556	30,954	—		138,510
Other general and administrative expenses	139,350	22,998	7,656	(7)	170,004
Total operating expenses	655,458	112,548	5,199		773,205
Operating income	63,316	(6,534)	(7,656)		49,126
Net interest expense	(1,755)	(2,238)	1,782	(8)	(2,211)
Other income	—	23,814	—		23,814
Income before income taxes	61,561	15,042	(5,874)		70,729
Income tax expense	19,961	60	2,909	(9)	22,930
Net income	41,600	14,982	(8,783)		47,799
Income attributable to preferred stock	(802)	—	(120)	(10)	(922)
Net income allocated to common stockholders	$40,798	$14,982	$(8,903)		$46,877

Basic earnings per common share:	$0.82	$—	$—		$0.95
Diluted earnings per common share:	$0.80	$—	$—		$0.92
Basic weighted-average common shares issued and outstanding:	49,535	—	—		49,535
Diluted weighted-average common shares issued and outstanding:	50,797	—	—		50,797

GREEN DOT CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1—Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial statements have been derived from our historical consolidated financial statements and UniRush's historical financial statements.
Based on our preliminary review of UniRush's summary of significant accounting policies disclosed in UniRush's historical financial statements and initial discussions with UniRush management, the nature and amount of any adjustments to the historical financial statements of UniRush to conform its accounting policies to our accounting policies are not expected to be material. Further review of UniRush's accounting policies and financial statements may result in revisions to UniRush's policies and classifications to conform to our policies and classifications.
The unaudited pro forma condensed combined balance sheet as of December 31, 2016 combines our historical consolidated balance sheet as of December 31, 2016 with UniRush's historical balance sheet as of December 31, 2016, giving effect to the Purchase as if it had been completed on December 31, 2016. Unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 combines our historical consolidated statement of operations for the year ended December 31, 2016 with UniRush’s historical statement of operations for the year ended December 31, 2016, giving effect to the Purchase as if it had been completed on January 1, 2016.
The purchase price adjustments reflected in the unaudited pro forma information included herein are based on preliminary assumptions, and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial statements. The unaudited pro forma financial statements are not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company. The final purchase price allocation, which will be based in part, on a detailed valuation study which has not yet been completed, may result in material adjustments to the pro forma condensed combined financial information presented and will be revised as additional information becomes available and as additional analysis is performed. Increases or decreases in fair value of certain balance sheet amounts and other items of UniRush as compared to the information presented in this document may change the amount of the business combination adjustments to goodwill and other assets and liabilities, which may in turn impact the statement of operations. We expect to complete the final purchase price allocation no later than twelve months following the closing date of the merger.
Note 2—Preliminary Purchase Price Allocation
The Purchase has been accounted for under the acquisition method of accounting. We made a preliminary allocation of the total purchase price to the assets acquired and liabilities assumed based on their estimated fair values. We recognized the excess of the purchase price over the net of the amounts assigned to tangible and identifiable intangible assets acquired and liabilities assumed as goodwill. During the measurement period, we may adjust the provisional allocation of the estimated purchase price for new information obtained about facts and circumstances that existed as of the acquisition date, that if known, would have affected the measurements of the amounts recognized at that date. Upon completion of our purchase accounting, we may make additional adjustments, and the valuations for the assets acquired and liabilities assumed could change significantly from those used in the unaudited pro forma condensed combined financial statements.
The preliminary estimated purchase price consideration was as follows:

Consideration
(In thousands)
Cash, including proceeds from borrowings	$139,917
Fair value of contingent consideration	18,000
Total purchase price	$157,917

GREEN DOT CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 2—Preliminary Purchase Price Allocation (continued)
Our preliminary allocation of the estimated purchase price was as follows:

December 31, 2016
(In thousands)
Assets:
Cash and cash equivalents	$10,011
Accounts receivable, net	6,014
Prepaid expenses and other assets	4,660
Property and equipment, net	4,442
Intangible assets	69,000
Goodwill	84,116
Total assets:	$178,243

Liabilities:
Accounts payable and other liabilities	18,846
Other liabilities	1,480
Total Liabilities:	$20,326

Total estimated purchase price	$157,917
Cash and cash equivalents; accounts receivable, net; prepaid expenses and other assets and accounts payable and other liabilities are short-term in nature, and, accordingly, we believe their carrying amounts approximate their fair values. The net book value of property and equipment is also expected to approximate its fair value and any adjustments are not expected to be material.
Intangible assets consist primarily of customer relationships and trade name of $58.5 million and $5.5 million, respectively. The customer relationships will be amortized over its estimated useful life of 5-10 years and the trade name will be amortized over a period of 15 years. We reflected the amortization related to the fair value of intangible assets above as pro forma adjustments to the unaudited pro forma condensed consolidated statement of operations based on their estimated useful lives. The useful lives of the intangible assets reflect the periods over which we believe any future economic benefit will be provided.
Note 3—Notes Payable
We financed a portion of the Purchase with $95.0 million of debt, including borrowings of $75.0 million under our Revolving Facility (as defined below), and the issuance of subordinated promissory notes (the "Subordinated Notes") with an aggregate principal amount of $20.0 million payable to the selling members of UniRush. In October 2014, we entered into a credit agreement ("Credit Agreement") with Bank of America, N.A., as an administrative agent, Wells Fargo Bank, National Association, and the other lenders party thereto. The Credit Agreement provided for a $75.0 million five-year revolving facility ("Revolving Facility"). The Revolving Facility bears an interest rate at the Bank of America prime rate (the “Base Rate"), plus an applicable margin. The applicable margin for borrowings depends on our total leverage ratio and varies from 1.50% to 2.00% for Base Rate loans. Our all in rate as of February 28, 2017 was 5.50%. The Revolving Facility matures, the commitments thereunder terminate, and all amounts then outstanding under the Credit Agreement are payable on October 23, 2019. The Subordinated Notes bear interest at a rate of 10.0% per annum for the first 180 days the Subordinated Notes are outstanding and 15.0% from the 181st day to maturity. Interest payments are payable in arrears on a quarterly basis. The Subordinated Notes mature February 28, 2018, but the principal balance and any outstanding interest payments may be repaid at any time prior to maturity. All borrowings used to finance the Purchase were repaid in March 2017.

GREEN DOT CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 4—Pro Forma Adjustments
The pro forma adjustments reflected in our unaudited pro forma condensed combined financial statements are as follows:

(1)	Represents the cash consideration we paid to acquire all of the limited liability company interests of UniRush of $44.9 million and the repayment by UniRush of its outstanding debt at closing.

(2)
Represents our preliminary estimated fair value of definite lived intangible assets and goodwill resulting from the Purchase and the elimination of the carrying amount of UniRush's historical goodwill and intangible assets. The preliminary estimated fair value is based on a detailed valuation study which has not yet been finalized, and may change upon final completion of our purchase accounting.

(3)
Primarily represents our preliminary estimate of the fair value of contingent consideration associated with achieving certain financial targets. The earn-out payments will be equal to the greater of (i) a specified percentage of the revenue generated by the UniRush card portfolio for a five-year period following the closing or (ii) $20 million, payable quarterly over the five years. The preliminary estimated fair value is based on a detailed valuation study which has not yet been finalized, and may change upon final completion of our purchase accounting.

(4)
Represents the proceeds drawn of $75.0 million under the Revolving Facility and the issuance of Subordinated Notes with an aggregate principal amount of $20.0 million to fund a portion of the total purchase price and the repayment by UniRush of its outstanding debt at closing.

(5)	Represents the elimination of the historical membership interest of UniRush and the inclusion of transaction costs incurred directly attributable to the Purchase.

(6)	Represents the consolidated elimination of intercompany commissions paid by us to UniRush.

(7)	Reflects amortization expense associated with identifiable acquired intangible assets, as discussed in Note 2. The amount of this adjustment may change as we finalize our purchase price allocation.

(8)
Represents contractual interest expense on our Revolving Facility and Subordinated Notes. We have assumed an interest rate of 5.50% on the Revolving Facility and 10.0% for the Subordinated Notes for purposes of these pro forma statements, which reflects the interest rate available under the terms of the agreement at the time of the transaction. All borrowings related to the Purchase were repaid within approximately one month from the date of the Purchase and therefore our pro forma incremental interest expense is calculated only for the period of time the debt was considered outstanding. Also included in this adjustment is the elimination of UniRush's historical interest expense as no debt was assumed by us.

(9)
Represents income tax expense associated with UniRush's income before income taxes and pro forma adjustments. Prior to this acquisition, UniRush did not record income tax expense because it is organized as a limited liability company, which is treated as a partnership for federal and state income purposes.

(10)	Represents the allocation of pro forma net income to preferred shareholders in accordance with the two-class method.

GREEN DOT CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 5—Pro Forma Earnings Per Common Share
Our pro forma basic earnings per common share is based on the weighted average number of our Class A common stock outstanding during the year ended December 31, 2016.

Year Ended
December 31, 2016
(In thousands, except per share data)
Pro forma basic earnings per Class A common share
Pro forma net income	$47,799
Income attributable to preferred stock	(922)
Pro forma net income allocated to Class A common stockholders	46,877
Pro forma weighted-average Class A shares issued and outstanding	49,535
Pro forma basic earnings per Class A common share	$0.95

Pro forma diluted earnings per Class A common share
Pro forma net income allocated to Class A common stockholders	$46,877
Re-allocated earnings	22
Pro forma diluted net income allocated to Class A common stockholders	46,899
Pro forma weighted-average Class A shares issued and outstanding	49,535
Stock options	507
Restricted stock units	753
Employee stock purchase plan	2
Pro forma diluted weighted-average Class A shares issued and outstanding	50,797
Pro forma diluted earnings per Class A common share	$0.92